Exhibit 23.2
Consent of Independent Registered Public Accounting Firm (KPMG LLP)
The Board of Directors
United Bancorporation of Alabama, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333–111503) on Form S–3 and (No. 333–36720 and No. 333–36722) on Form S–8 of United Bancorporation of Alabama, Inc. of our report dated March 5, 2004, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2003 of United Bancorporation of Alabama, Inc., which report appears in the December 31, 2005, annual report on Form 10–K of United Bancorporation of Alabama, Inc.
/s/ KPMG LLP
Birmingham, Alabama
March 30, 2006